Exhibit 4.6

STOCK PURCHASE WARRANT

TO SUBSCRIBE FOR AND PURCHASE COMMON STOCK OF

NEUROMETRIX, INC.

No. CSW-	, 2012

THIS CERTIFIES THAT, for value received, Dawson James Securities, Inc., or registered assigns, (herein referred to as the "Purchaser" or "Holder"), is entitled to subscribe for and purchase from NEUROMetrix, Inc., a Delaware corporation (herein called the "Company"), at the exercise price specified below (subject to adjustment as noted below) at any time beginning on the date indicated in (1) below and ending on the date indicated in (2) below (subject to extension as provided below, the "Expiration Date"), (____________) fully paid and nonassessable shares ("Shares") of common stock, par value $.0001 per share (herein the "Common Stock") (subject to adjustment as noted below). This Stock Purchase Warrant (this "Warrant") has been registered on the Company’s Registration Statement on Form S-1 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 23, 2011, as amended.

The warrant exercise price (subject to adjustment as noted below) shall be $________ per Share (the "Warrant Purchase Price").

This Warrant is subject to the following provisions, terms and conditions:

(1)          Insert date that is twelve months after the date hereof: __________

(2)          Insert date that is five years from the effective date of the Registration Statement: ____________

1.          EXERCISE OF WARRANT. The rights represented by this Warrant may be exercised by the holder hereof, in whole or in part, by written notice of exercise (the “Exercise Notice”) delivered to the Company and by the surrender of this Warrant (unless the Warrant is issued in book entry form), properly endorsed if required, to the offices of the Company (or such other location specified by the Company) and upon payment to it by check or wire transfer of funds to an account specified by the Company of the Warrant Purchase Price for such Shares, or if available, pursuant to the cashless exercise procedure specified in Section 2 below. Such Exercise Notice shall be in the form set forth in Exhibit A.

2.          NET EXERCISE OF WARRANT. This Warrant may also be exercised in whole or in part, at such time by means of a "cashless exercise" in which the holder shall be entitled to receive a certificate for the number of Shares equal to the quotient obtained by dividing [(A-B)(X)] by (A), where:

(A) =	the VWAP on the trading day immediately preceding the date on which the holder elects to exercise this Warrant by means of a "cashless exercise," as set forth in the applicable Notice of Exercise;

(B) =	the Warrant Purchase Price, as adjusted hereunder; and

(X) =	the number of Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

"VWAP" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time), (b) if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the "Pink Sheets" published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Board of Directors of the Company and the holders of a majority in interest of the Warrants being exercised for which the calculation of VWAP is required in order to determine the exercise price of such Warrants.

“Trading Market" means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE AMEX, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

3.          BENEFICIAL OWNERSHIP.

(a)          Notwithstanding anything to the contrary contained in this Warrant (other than the provisions of Section 3(b) below), the Company shall not effect any exercise of this Warrant, and a holder shall not have the right to exercise any portion of this Warrant to the extent (but only to the extent) that, after giving effect to such issuance after exercise, the holder (together with any person acting as a group with the holder or the holder's affiliates) would beneficially own in excess of 9.99% (the "Maximum Percentage") of the outstanding shares of Common Stock. To the extent the above limitation applies, the determination of whether this Warrant shall be exercisable (vis-à-vis other convertible, exercisable or exchangeable securities owned by the holder) and of which warrants shall be exercisable (as among all warrants owned by the holder) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Company for conversion, exercise or exchange (as the case may be). No prior inability to exercise this Warrant pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. For the purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership and as to the determination of any group) shall be determined by the holder in accordance with Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations promulgated thereunder. The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant. Each delivery of an Exercise Notice by the holder will constitute a representation by the holder that it has evaluated the limitation set forth in this paragraph and determined that issuance of the full number of Shares requested by the holder in such Exercise Notice is permitted under this paragraph.

(b)          The provisions of Section 3(a) above shall not apply to any exercise by any holder whose beneficial ownership of Common Stock immediately prior to the issuance of this Warrant (together with any person acting as a group with the holder and the holder's affiliates) exceeds the Maximum Percentage (an "Existing MP Holder"), provided, however, if at any time after the date hereof an Existing MP Holder and its affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with such Holders for purposes of Section 13(d) of the Exchange Act (including shares held by any "group" of which the holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) shall collectively beneficially own the Maximum Percentage or less, then such holder may deliver a written notice to the Company (an "MP Notice") providing that such holder irrevocably elects to be subject to the provisions of Section 3(a).

(c)          Notwithstanding anything to the contrary contained in this Warrant, the Company shall not effect any exercise of this Warrant (including if held by an Existing MP Holder that has not delivered an MP Notice), and a holder shall not have the right to exercise any portion of this Warrant to the extent (but only to the extent) that, after giving effect to such issuance after exercise, the holder (together with any person acting as a group with the holder or the holder's affiliates) would beneficially own in excess of 14.99% (the "Applicable Percentage") of the outstanding shares of Common Stock. To the extent the above limitation applies, the determination of whether this Warrant shall be exercisable (vis-à-vis other convertible, exercisable or exchangeable securities owned by the holder) and of which warrants shall be exercisable (as among all warrants owned by the holder) shall, subject to such Applicable Percentage limitation, be determined on the basis of the first submission to the Company for conversion, exercise or exchange (as the case may be). No prior inability to exercise this Warrant pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. For the purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership and as to the determination of any group) shall be determined by the holder in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Applicable Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Applicable Percentage limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant. . Each delivery of an Exercise Notice by the holder will constitute a representation by the holder that it has evaluated the limitation set forth in this paragraph and determined that issuance of the full number of Shares requested by the holder in such Exercise Notice is permitted under this paragraph.

4.          ISSUANCE OF THE SHARES.

(a)          The Company agrees that the Shares so purchased shall be and are deemed to be issued to the holder hereof as the record owner of such Shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such Shares as aforesaid. Subject to the provisions of the preceding Section, within 10 business days after the rights represented by this Warrant shall have been exercised, the Company shall cause its transfer agent to issue the Shares so purchased to Purchaser in book-entry format and, unless instructed otherwise in writing by the Holders, shall be credited to the Holder’s brokerage account through the DTC’s Deposit Withdrawal at Custodian system as indicated on the attached Exhibit A.  Any reference in this Warrant to the issuance of a certificate or the certificates representing the Shares shall also be deemed a reference to the book-entry issuance of such Shares. Unless this Warrant has expired, a new Warrant representing the number of Shares, if any, with respect to which this Warrant shall not then have been exercised shall also be delivered to the Holder hereof or its nominee within such time.

(b)          In addition to any other rights available to the Holder, if the Company fails to cause the transfer agent for the Warrant Sharesto transmit to the Holder a certificate or the certificates representing the Warrant Shares pursuant to an exercise on or before the ten business days from the date the Company receives a completed Exercise Notice and payment of the Warrant Purchase Price, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm is required to purchase, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash or Shares, at the Company’s exclusive option, to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000 in cash or shares of Common Stock, at the exclusive option of the Company.  The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss.

5.          AUTHORIZATION OF SHARES. The Company represents and warrants that this Warrant has been duly authorized by all necessary corporate action, has been duly executed and delivered and is a legal and binding obligation of the Company, enforceable against the Company in accordance with the terms of this Warrant, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally. The Company covenants and agrees that all Shares which may be issued upon the exercise of the rights represented by this Warrant according to the terms hereof or represented by the Common Stock will, upon issuance and payment therefor, be duly authorized and issued, fully paid and nonassessable. The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and reserved for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of its Common Stock to provide for the exercise of the rights represented by this Warrant, free from preemptive rights, rights of first refusal or other contingent purchase rights other than those held by a holder of this Warrant (as a result of holding this Warrant).

6.          CHARGES, TAXES AND EXPENSES. The Company will pay any documentary stamp taxes attributable to the issuance of Shares of Common Stock upon the exercise of this Warrant; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrants, or shares of Common Stock issued upon exercise of this Warrant, in a name other than that of the Purchaser. The Purchaser shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Shares of Common Stock upon exercise hereof.

7.          ADJUSTMENTS OF WARRANT PURCHASE PRICE AND NUMBER OF SHARES; STOCK SPLITS, ETC. The above provisions are, however, subject to the following:

(a)          The Warrant Purchase Price shall, from and after the date of issuance of this Warrant, be subject to adjustment from time to time as hereinafter provided. Upon each adjustment of the Warrant Purchase Price, the holder of this Warrant shall thereafter be entitled to purchase, at the Warrant Purchase Price resulting from such adjustment, the number of Shares obtained by multiplying the Warrant Purchase Price in effect immediately prior to such adjustment by the number of Shares purchasable pursuant hereto immediately prior to such adjustment and dividing the product thereof by the Warrant Purchase Price resulting from such adjustment.

(b)          In case the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Warrant Purchase Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Company shall be combined into a smaller number of shares, the Warrant Purchase Price in effect immediately prior to such combination shall be proportionately increased.

(c)          Upon any adjustment of the Warrant Purchase Price or any adjustment of any material terms hereof, then and in each such case an officer of the Company shall, promptly after the occurrence of any event that requires an adjustment or readjustment, give signed written notice thereof, by first-class mail, postage prepaid, addressed to the registered holder of this Warrant at the address of such holder as shown on the books of the Company, which notice shall state the Warrant Purchase Price resulting from such adjustment, any material change in the terms of the Warrant, and the increase or decrease, if any, in the number of Shares purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

8.          NO STOCKHOLDER RIGHTS. This Warrant shall not entitle the holder hereof to any voting rights or other rights as a stockholder of the Company.

9.          FUNDAMENTAL TRANSACTION.

(a)          If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any direct or indirect purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and such offer has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for securities other than the Company’s securities, cash or property, (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, in lieu of each Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 3 on the exercise of this Warrant), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 3 on the exercise of this Warrant).

(b)          For purposes of any such exercise, the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction.

(c)          The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the other transaction documents in accordance with the provisions of this Section 9 pursuant to a written agreement in customary form and substance prior to such Fundamental Transaction and shall, at the option of the holder of this Warrant, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable, as applicable, for any Alternate Consideration and/or a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock issuable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction.  Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant and the other transaction documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the other transaction documents with the same effect as if such Successor Entity had been named as the Company herein.  For purposes of this Warrant, “Person” means an individual, sole proprietorship, corporation, partnership, limited partnership, limited liability company, association, joint venture, trust, statutory trust, unincorporated organization, estate or other mutual company, joint stock company, estate, union, employee organization, bank, trust company, land trust or other organization, whether or not a legal entity.

10.          TRANSFER OF WARRANTS. Subject to compliance with any applicable securities laws, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company, together with a written assignment of this Warrant substantially in the form attached hereto as Exhibit B, duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Any such transfer shall be immediately recorded in the Company’s books, records and warrant register.

11.          SURRENDER. This Warrant is exchangeable, upon the surrender hereof by the holder hereof at the principal office of the Company, for new Warrants of like tenor representing in the aggregate the right to subscribe for and purchase the number of Shares which may be subscribed for and purchased hereunder, each of such new Warrants to represent the right to subscribe for and purchase such number of shares as shall be designated by said holder hereof at the time of such surrender.

12.          FRACTIONAL SHARES. The Company will not be required upon the exercise of this Warrant to issue fractions of shares of Common Stock, but may, at its option, either (a) purchase such fraction for an amount in cash equal to the current value of such fraction computed on the basis of the closing market price of a share of Common Stock as quoted on the principal exchange or trading facility on which shares of Common Stock are traded on the trading day immediately preceding the day upon which this Warrant was surrendered for exercise in accordance with Section 1 hereof, or (b) issue the required share. By accepting this Warrant, the holder hereof expressly waives any right to receive any fractional share upon exercise of a Warrant, except as expressly provided in this Section 12.

13.          REGISTERED SECURITIES. The Common Stock underlying this Warrant have been registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Common Stock issuable upon exercise of the Warrant may be transferred and sold in reliance on the Registration Statement. The Company will attempt to maintain the effectiveness of a current prospectus covering the Common Stock issuable upon exercise of the Warrants until the expiration of the Warrants.

If, however, the Registration Statement is no longer effective (including by reason of a post-effective amendment to the registration statement which has not yet been declared effective), then this Warrant may only be exercised on a cashless basis pursuant to Section 2 above, in which case the Shares to be issued shall not be registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”). In such case, the Shares shall, if required under the Securities Act, be subject to a stop transfer order and the certificate or certificates representing the Shares shall bear appropriate restrictive legends, unless such Shares are eligible for resale without restriction under the Securities Act.

14.         GOVERNING LAW. All questions concerning this Warrant will be governed and interpreted and enforced in accordance with the internal law, not the law of conflicts, of the State of Delaware.

15.          MISCELLANEOUS. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of any such loss, theft, destruction or mutilation of this Warrant, on delivery of an indemnity agreement reasonably satisfactory in form to the Company or, in the case of mutilation, on surrender and cancellation of such Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or Sunday, or shall be a legal U.S. or New York state holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or holiday. The invalidity or unenforceability of any provision of this Warrant shall in no way affect the validity or enforceability of any other provisions of this Warrant, or the Agreement.

16.          NOTICES. All notices, requests, consents and other communications hereunder shall be in writing, shall be delivered (A) if within the United States, by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by facsimile, or (B) if from outside the United States, by International Federal Express (or comparable service) or facsimile, and shall be deemed given (i) if delivered by first-class registered or certified mail domestic, upon the business day received, (ii) if delivered by nationally recognized overnight carrier, one (1) business day after timely delivery to such carrier, (iii) if delivered by International Federal Express (or comparable service), two (2) business days after so mailed, (iv) if delivered by facsimile, upon electric confirmation of receipt. Notices to the Company pursuant to this Warrant shall be delivered to the address set forth on the signature page hereof, until another address is designated in writing by the Company. Notices to the holder pursuant to this Warrant shall be delivered to the address set forth in the Company's records, until another address is designated in writing by the holder.

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer and this Warrant to be dated as of the date set forth above.

Address:	NEUROMETRIX, INC.

By

Name:

Title:

EXHIBIT A

EXERCISE NOTICE

(To be executed upon exercise of the Warrant(s))

The undersigned hereby irrevocably elects to exercise the right to purchase shares of Common Stock of NeuroMetrix, Inc. and (check one or both):

❑	herewith tenders in payment for shares of Common Stock an amount of $ by certified or official bank check made payable to the order of NeuroMetrix, Inc. or by wire transfer in immediately available funds to an account arranged with NeuroMetrix, Inc.; and/or

❑	herewith tenders the Warrant(s) for shares of Common Stock pursuant to the cashless exercise provision of Section 2 of the Warrant.

Please check below if this exercise is contingent upon the consummation of a Fundamental Transaction as provided in Section 9 of the Warrant:

❑	This exercise is being made in connection with a Fundamental Transaction; provided, that in the event the Fundamental Transaction shall not be consummated, then this exercise shall be deemed to be revoked.

The undersigned requests that a statement representing the shares of Common Stock issued upon exercise of the Warrant(s) be delivered in accordance with the instructions set forth below.

Dated:  ____________ __, 20___

THIS EXERCISE NOTICE MUST BE DELIVERED TO THE COMPANY, PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.  ALL CAPITALIZED TERMS USED HEREIN BUT NOT DEFINED HEREIN SHALL HAVE THE MEANINGS AS SIGNED TO THEM IN THE WARRANT.

THE UNDERSIGNED REQUESTS THAT A STATEMENT REPRESENTING THE SHARES OF COMMON STOCK BE DELIVERED AS FOLLOWS:

Name:
(Please Print)

Address:

Telephone:

Fax:

Social Security Number or Other Taxpayer Identification Number (if applicable): __________________________

IF SAID NUMBER OF SHARES SHALL NOT BE ALL THE SHARES PURCHASABLE UNDER THE WARRANT(S), THE UNDERSIGNED REQUESTS THAT NEW WARRANT(S) REPRESENTING THE BALANCE OF SUCH WARRANT(S) SHALL BE REISSUED TO THE HOLDER.

Signature:

Name:

Capacity in which Signing:

Exhibit B

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to:

Name:

(Please Print)

Address:

(Please Print)

Dated:

Holder's

Signature:

Holder's

Address:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.